Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
SSA GLOBAL TECHNOLOGIES, INC.

SSA Global Technologies, Inc., a corporation organized under the name SSA Acquisition Corporation and existing under the laws of the State of Delaware, certifies that:

A.                                   The name of the Corporation is SSA Global Technologies, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 10, 2000, and was subsequently amended by an amendment, dated July 20, 2000, which was filed with the Secretary of State of the State of Delaware on July 21, 2000, and was further amended and restated by an amendment and restatement dated July 23, 2000, which was filed with the Secretary of State of the State of Delaware on July 28, 2000, and was further amended by an amendment that was dated as of, and filed with the Secretary of State of the State of Delaware on, September 13, 2000, and was further amended and restated by an amendment and restatement dated April 1, 2003, which was filed with the Secretary of State of the State of Delaware on April 2, 2003, and was further amended and restated by an amendment and restatement dated February 5, 2004, which was filed with the Secretary of State of the State of Delaware on February 24, 2004, and was further amended and restated by an amendment and restatement dated June 3, 2004, which was filed with the Secretary of State of the State of Delaware on June 4, 2004.

B.                                     This Restated Certificate of Incorporation (“Certificate of Incorporation”), which restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by unanimous written consent of stockholders in accordance with Section 228 of the DGCL.

C.                                     The text of the Certificate of Incorporation is hereby amended and restated to read as follows:

ARTICLE ONE

The name of the corporation is SSA Global Technologies, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

1.                                       Designation and Number of Shares.  The Corporation shall have authority to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The Corporation shall have authority to issue 450,000,000 shares of Common Stock, par value $0.01 per share, and 125,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 3,000,000 shares shall be initially designated the Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares then outstanding), notwithstanding Section 242(b)(2) of the DGCL (or any successor provision thereto), by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon.  Upon the conversion, redemption or retirement of any shares of any class of Preferred Stock, such shares shall resume the status of authorized and unissued shares of Preferred Stock.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article IV, Section 11 below.  Any references to “Section” or “Sections” in this Article IV refers to a Section or Sections in this Article IV unless the context otherwise requires.

Subject to the consent rights of the holders of Series A Preferred Stock pursuant to Section 6(d) below (the foregoing, the “Reserved Consent Rights”), the Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors.  Subject to the Reserved Consent Rights, the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, or the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (the “Directors’ Resolution”).  Subject to the Reserved Consent Rights, the Directors’ Resolution as to any series shall (i) designate the series and fix the number of shares comprising such series, (ii) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be or shall not be cumulative, (iii) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution, or winding up, and (iv) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions on which, shares of such series may be redeemed at the option of the Corporation.  Subject to the Reserved Consent Rights, such Directors’ Resolution may also (i) provide for a sinking fund for the purpose of redemption of shares of such series and determine the terms and conditions governing the operations of any such fund, (ii) grant voting rights to the holders of shares of such series, (iii) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distributions of assets upon liquidation, (iv) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisitions of, shares ranking junior to or on parity with the Preferred Stock or any series thereof with respect to dividends or distributions of assets upon liquidation, (v) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock, and (vi) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors.

The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows.

2.                                       Rank.  The Series A Preferred Stock shall with respect to the payment of (i) the Liquidation Payment in the event of a Liquidation, (ii) the Sale Payment in the event of a Sale Transaction, (iii) dividends and (iv) all other rights, preferences and privileges, rank senior to (x) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”)) and (y) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series A Preferred Stock (clauses (x) and (y) together, the “Junior Stock”).

3.                                       Dividends.

(a)                                  The holders of shares of Series A Preferred Stock shall be entitled to be paid cumulative dividends payable on the Series A Preferred Stock at an annual rate equal to 9% of the Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, which shall accrue on a daily basis from the date of issuance thereof, whether or not declared.

(b)                                 Dividends payable on the Series A Preferred Stock shall accrue on a daily basis from the date of issuance thereof and shall compound and be added to the Accreted Value in effect immediately prior to the Compounding Date, on a quarterly basis on March 31st, June 30, September 30 and December 31 of each year (each such date, a “Compounding Date”), whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not declared by the Board of Directors.  On any date upon which accrued dividends are to be paid on the Series A Preferred Stock, whether as part of a Liquidation Payment upon the occurrence of a Liquidation or as part of a Sale Payment upon the occurrence of a Sale Transaction, the Corporation shall take all actions required to permit the payment of such dividends.

(c)                                  So long as any shares of the Series A Preferred Stock are outstanding, no dividend or other distribution shall be declared or paid upon, or any sum set apart for the payment of any dividend or other distribution upon, any Junior Stock and no  Junior Stock shall be purchased, redeemed or otherwise acquired or retired for value (except (i) by conversion into or an exchange for shares of Junior Stock) and (ii) purchases of options and/or Common Stock pursuant to the terms of a broad-based employee stock option plan or the terms of a bona fide employment agreement with an executive of the Corporation) by the Corporation or any of its Subsidiaries, and no monies shall be paid into or set apart or made available for a sinking fund or other like funds for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Stock by the Corporation or any of its Subsidiaries unless and until all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full.

(d)                                 After all accrued and unpaid dividends on the Series A Preferred Stock have been paid in full, if the Corporation declares or pays dividends on the Common Stock (other than a dividend in respect of which the Series A Preferred Stock receives an adjustment pursuant to Section 7(d)(i) hereof) then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends on a pro rata basis as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

(e)                                  In addition to the dividends payable to the holders of shares of Series A Preferred Stock pursuant to Sections 3(a), (b) and (d) hereof, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are legally available for such payment, such additional dividends, if any, as the Board of Directors in its discretion shall determine (any such additional dividends, the “Additional Dividends”).  Additional Dividends may be declared and paid on the Series A Preferred Stock whether or not there then exists any accrued but unpaid dividends on the Series A Preferred Stock payable pursuant to Sections 3(a) and (b) hereof, and whether or not any corresponding dividend is paid on the Common Stock pursuant to Section 3(d) hereof or otherwise.  The payment of any Additional Dividends on the Series A Preferred Stock shall not affect the Accreted Value or the amount of any accrued but unpaid dividends on the Series A Preferred Stock payable pursuant to Sections 3(a) and (b) hereof.

4.                                       Liquidation and Sale Transaction.

(a)                                  Liquidation.  Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be paid in cash for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock on the date of such Liquidation plus (y) all dividends that have accrued, but have not been paid, thereon since the previous Compounding Date to the date of such Liquidation (whether or not there are funds legally available therefor) and (ii) the amount that such holder of shares of Series A

Preferred Stock would have been entitled to receive if such share of Series A Preferred Stock had been converted into Common Stock pursuant to Section 7(a) below as of the date immediately prior to the record date established by the Board of Directors for determination of stockholders entitled to receive a distribution in such Liquidation (the “Liquidation Payment”).  If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Liquidation Payment, then all of the assets available for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)                                 Sale Transaction.  Upon the consummation of a Sale Transaction, the holders of shares of Series A Preferred Stock shall be paid in respect of each share of Series A Preferred Stock held thereby, before any payment or distribution is made to any Junior Stock, an amount equal to the greater of (i) the sum of (x) the Accreted Value of such share of Series A Preferred Stock plus (y) all dividends that have accrued thereon since the previous Compounding Date to the closing date of such Sale Transaction (whether or not there are funds legally available therefor) and (ii) the aggregate amount of consideration payable in such Sale Transaction with respect to the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible immediately prior to the consummation of such Sale Transaction (the greater of clause (i) or clause (ii), the “Sale Payment”).  The Sale Payment shall be paid, subject to Section 7(g) hereof, (A) in the case of a Sale Transaction described in clause (a) of the definition thereof, by the Person(s) issuing cash, securities, or other property in such Sale Transaction, and (B) in the case of a Sale Transaction described in clause (b) of the definition thereof, by the Corporation; provided that the Corporation or the surviving Person, as applicable, shall be obligated to make the Sale Payment in a transaction described in clause (A) to the extent that the acquiring Person(s) fail to make such payment.  The Corporation shall not enter into, approve, ratify or otherwise permit any transaction, and no stockholder shall sell, convey, exchange or transfer its Capital Stock in any transaction, that would constitute a Sale Transaction, unless such transaction gives full effect to the rights of the holders of Series A Preferred Stock pursuant to this Section 4(b).  If the consideration paid or assets of the Corporation (or surviving Person) available for distribution, as the case may be, to the holders of shares of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the aggregate Sale Payment, then all of the consideration paid or assets available, as the case may be, for distribution to holders of shares of Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.  The Sale Payment payable in any Sale Transaction (x) which constitutes a Change of Control Merger, (y) in which the consideration to be paid is cash or (z) in the case of a Sale Transaction described in clause (b) of the definition thereof, shall be paid in the form of the consideration paid in such Sale Transaction on the closing date of such Sale Transaction.  The Sale Payment payable in any other Sale Transaction shall be paid in the form of the consideration provided in Section 7(g) hereof.

(c)                                  No Additional Payment.  After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4(a) or Section 4(b), as the case may be, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Stock.

(d)                                 Sale Consideration.  Any securities of the surviving Person or its Affiliates to be delivered to the holders of shares of Series A Preferred Stock in a Sale Transaction shall be valued as follows:

(i)                                     With respect to securities that do not constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, the value shall be deemed to be the Current Market Price of such securities as of three (3) days prior to the date of distribution.

(ii)                                  With respect to securities that constitute “restricted securities,” as such term is defined in Rule 144(a)(3) promulgated under the Securities Act, and that are of the same class or series as securities that are publicly traded, the value shall be adjusted to make an appropriate discount from the value as set forth above in clause (i) to reflect the appropriate fair market value thereof, as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if there is no active public market with respect to such class or series of securities, such securities shall be valued in accordance with clause (i) above, giving appropriate weight, if any, to such restriction as mutually determined by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock, or if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(e)                                  Notice.  Written notice of a Liquidation or a Sale Transaction stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

5.                                       Redemption.  The shares of Series A Preferred Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

6.                                       Voting Rights; Election of Director.

(a)                                  General.  In addition to the voting rights to which the holders of Series A Preferred Stock are entitled under or granted by the DGCL, the holders of Series A Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders or in any written consent in lieu of meeting, on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), except as otherwise provided by the DGCL.  With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock pursuant to Article IV, Section 7(a) below on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

(b)                                 Directors.

(i)                                     So long as the General Atlantic Partners 76, L.P. (“GAP LP”), GAP Coinvestment Partners II, L.P. (“GAP Coinvestment”), GapStar, LLC (“GapStar”), GAPCO GmbH & Co. KG (“GmbH Coinvestment”) and/or any Affiliate thereof (the foregoing collectively, the “General Atlantic Stockholders”) own at least 15% of the outstanding shares of Series A Preferred Stock, then the General Atlantic Stockholders shall be entitled to elect three directors of the Corporation.

(ii)                                  So long as Cerberus Capital Management, L.P. and/or any Affiliate thereof (the foregoing collectively, the “Cerberus Stockholders”) own at least 15% of the outstanding shares of Series A Preferred Stock, then the Cerberus Stockholders shall be entitled to elect seven directors of the Corporation, provided, however, that such number of individuals shall be increased as is necessary for the Cerberus Stockholders to elect a majority of the directors of the Corporation from time to time if the Cerberus Stockholders continue to hold a majority of the voting power of all capital stock of the Company; provided, further, that nothing herein shall be deemed to reduce the number of individuals which the General Atlantic Stockholders are entitled to appoint pursuant to Section 6(b)(i).

(c)                                  Elections.  The Series A Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation.  At any meeting held for the purpose of electing directors at a time when the holders of shares of Series A Preferred Stock are entitled to vote as a separate class for the election of directors pursuant to Section 6(b), (i) the holders of shares of Series A Preferred Stock shall be entitled to cast one vote per share of Series A Preferred Stock in any such election; (ii) the directors elected pursuant to Section 6(b)(i) shall be elected by the affirmative vote of the General Atlantic Stockholders; and (iii) the directors elected pursuant to Section 6(b)(ii) shall be elected by the affirmative vote of the Cerberus Stockholders.  A vacancy in a directorship filled by the holders of the Series A Preferred Stock voting as a separate class pursuant to Section 6(b) shall be filled only by vote or written consent of the holders of shares of Series A Preferred Stock in accordance with the preceding sentence.  For so long as the General Atlantic Stockholders own at least 15% of the outstanding shares of Series A Preferred Stock, the directors elected pursuant to Section 6(b)(i) may not be removed without the written consent of the General Atlantic Stockholders.  For so long as the Cerberus Stockholders own at least 15% of the outstanding shares of Series A Preferred Stock, the directors elected pursuant to Section 6(b)(ii) may not be removed without the written consent of the Cerberus Stockholders.  If the General Atlantic Stockholders or the Cerberus Stockholders, as the case may be, own less than 15% of the outstanding shares of Series A Preferred Stock, the directors elected pursuant to Section 6(b) above by such party may be removed by the holders of Series A Preferred Stock and Common Stock, voting together as a single class.

(d)                                 Major Actions.  For so long as the General Atlantic Stockholders own at least 15% of the outstanding shares of Series A Preferred Stock and notwithstanding anything to the contrary set forth herein, the Bylaws of the Corporation or otherwise, neither the Corporation, the Board of Directors nor the stockholders of the Corporation shall approve, consent to or ratify any of the following actions without the affirmative vote or written consent of GAP LP:

(i)                                     (a) any creation of a class or series of, or any issuance of or agreement to issue any equity securities of the Corporation (whether by merger, consolidation or otherwise) or securities or other rights of any kind convertible into or exchangeable for, any equity securities of the Corporation (whether by merger, consolidation or otherwise) ranking with respect to dividends, redemption rights, voting rights, conversion privileges, anti-dilution rights, rights upon Liquidation or a Sale Transaction or any other rights, preferences and privileges (A) senior to the shares of Series A Preferred Stock or (B) pari passu with the shares of Series A Preferred Stock if, in the case of this clause (B), such equity securities or rights are to be issued at a price per share implying a pre-money equity value of the Corporation equal to less than $300 million or are to be issued with a liquidation preference per share (whether payable in a liquidation, a merger or sale of the Corporation or otherwise) in excess of the price per share at which such equity securities or rights are to be issued, or (b) the redemption of any Capital Stock or Common Stock Equivalents of the Corporation (other than (x) repurchases by the Corporation of options or shares of Common Stock pursuant to and in accordance with the terms of a broad-based employee stock option plan, (y) purchases of options and/or Common Stock pursuant to the terms of a broad-based employee stock option plan or the terms of a bona fide employment agreement with an executive of the Corporation or (z) or in accordance with the terms of Capital Stock or Common Stock Equivalents issued by the Corporation and consented to by the General Atlantic Stockholders pursuant to this Section 6(d)(i)(a));

(ii)                                  the creation or authorization of, or any issuance of or any agreement to issue (whether by merger, consolidation or otherwise), any shares of Series A Preferred Stock other than the shares of Series A Preferred Stock issued on the Original Issue Date;

(iii)                               any amendment, modification or restatement of (x) the terms of the Series A Preferred Stock (whether by merger, consolidation or otherwise) or (y) the Certificate of Incorporation or the Bylaws of the Corporation, in the case of clause (y), so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock (whether by merger, consolidation or otherwise), or any modification of the number of directors constituting the entire Board of Directors;

(iv)                              other than in connection with any Drag-Along Sale, (x) any Sale Transaction or (y) any Change of Control Merger in which, in the case of clause (x) or (y), the aggregate net proceeds (assuming for these purposes that the General Atlantic Stockholders hold all shares of Series A Preferred Stock issued to them on the Original Issue Date) to be paid to the General Atlantic Stockholders would be less than the Applicable Minimum Threshold; provided, however, that notwithstanding anything to the contrary set forth herein, this Section 6(d)(iv) shall terminate on the third anniversary of the Original Issue Date;

(v)                                 any declaration, distribution or payment of any dividend or other distribution on any shares of Capital Stock in which the holders of shares of Series A Preferred Stock do not share in such dividends or distributions on a pro rata basis, other than dividends or other distributions pursuant to the terms of securities ranking senior to or pari passu with the Series A Preferred Stock, where the issuance thereof has been consented to by the General Atlantic Stockholders pursuant to Section 6(d)(i)(a) above;

(vi)                              any voluntary liquidation under applicable bankruptcy or reorganization legislation, or any dissolution or winding up of, the Corporation;

(vii)                           any transaction with any of the Corporation’s Affiliates (other than wholly-owned Subsidiaries), except for (a) customary employment arrangements and employee benefit programs on reasonable terms and (b) any such transaction that is on terms that are no less favorable to the Corporation than the Corporation could have obtained in an arm’s-length transaction with a third party, provided that evidence that such transaction is on arm’s length terms shall first have been provided to the Board of Directors;

(viii)                        (a) any single Acquisition by the Corporation or any  Subsidiary of the Corporation in which the Person acquired by the Corporation or such Subsidiary has consolidated revenue in excess of $250 million for the 12 months ending on the last day of the last fiscal quarter for which such information is available to the Corporation, or (b) any Acquisition by the Corporation or any Subsidiary of the Corporation which, if consummated, would result in the Corporation and/or its Subsidiaries having acquired during any six month period, Persons having consolidated revenue in excess of $250 million for the 12 months ending on the last day of the last fiscal quarter for which such information is available to the Corporation on an aggregate basis;

(ix)                                any loans or advances by the Corporation or any of its Subsidiaries, or guarantees for the benefit of any Person (other than guarantees of the Corporation and any Subsidiaries of each other), other than travel advances and similar loans to employees not to exceed ten thousand dollars ($10,000) at any one time in the aggregate;

(x)                                   the Corporation’s or any Subsidiary’s creation, incurrence, issuance, assumption or guarantee of or becoming liable for (each, an “Incurrence”) any Indebtedness in connection with an investment in a Person, an Acquisition, a dividend distribution, share repurchase or other payment to be made to holders of equity securities of the Corporation if (i) in the event such Indebtedness is incurred in connection with an investment in any Person or an Acquisition, the Corporation’s ratio of consolidated Indebtedness to EBITDA then exceeds (x) 2:1 without giving effect to such investment or Acquisition or (y) would exceed 1.5:1 on a pro forma basis, calculated in accordance with GAAP, giving effect to such investment or Acquisition or (ii) in the event such Indebtedness is incurred in connection with a dividend distribution, share repurchase or other payment to be made to holders of equity securities (including preferred stockholders) of the Corporation, the Corporation’s ratio of consolidated Indebtedness to EBITDA then exceeds, or would exceed as a result of such Incurrence, 5:1;

(xi)                                any material change in accounting methods or policies of the Corporation;

(xii)                             any change of the Corporation’s independent public accountant;

(xiii)                          any amendment or modification of this Section 6(d); and

(xiv)                         any arrangement, agreement or contract to do any of the foregoing.

7.                                       Conversion.

(a)                                  Optional Conversion.  Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series A

Preferred Stock being so converted multiplied by (ii) the quotient of (x) the sum of the Accreted Value plus all dividends accrued but unpaid since the previous Compounding Date divided by (y) the conversion price of $100.00 per share, subject to adjustment as provided in Section 7(d) below (such price in clause (ii), the “Conversion Price”).  Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series A Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(j) below.  All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it.  As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.  At the time a holder of shares of Series A Preferred Stock gives written notice to the Corporation that such holder elects to convert such shares of Series A Preferred Stock, such Person shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed, and the certificates representing such Series A Preferred Stock shall not then have been actually delivered to the Corporation or the certificates representing such Common Stock shall not then have been actually delivered to such Person.

(b)                                 Automatic Conversion.

(i)                                     Upon the closing of the Qualified Initial Public Offering, all of the shares of Series A Preferred Stock shall automatically convert, without any action by the holder thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the product of (A) the number of shares of Series A Preferred Stock being converted multiplied by (B) the quotient of (x) the sum of the Accreted Value on the closing date of such Qualified Initial Public Offering plus all dividends accrued since the previous Compounding Date divided by (y) the Conversion Price then in effect (after giving effect to any adjustments pursuant to Section 7(d)).

(ii)                                  Immediately upon conversion as provided in Section 7(b), each holder of shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, notwithstanding that the share register of the Corporation shall then be closed or that certificates representing the

Common Stock shall not then have been actually delivered to such Person.  Upon written notice from the Corporation, each holder of shares of Series A Preferred Stock so converted shall promptly surrender to the Corporation at its principal place of business to be maintained by it (or at such other office or agency of the Corporation as the Corporation may designate by such notice to the holders of shares of Series A Preferred Stock) certificates representing the shares of Series A Preferred Stock so converted.

(c)                                  Termination of Rights.  On the date of an optional conversion pursuant to Section 7(a) or of an automatic conversion pursuant to Section 7(b), all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

(d)                                 Antidilution Adjustments.  The Conversion Price, and the number and type of securities to be received upon conversion of shares of Series A Preferred Stock, shall be subject to adjustment as follows:

(i)                                     Dividend, Subdivision, Combination or Reclassification of Common Stock.  In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(d)), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event.  An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)                                  Issuance of Common Stock or Common Stock Equivalent below Conversion Price.

(1)                                  If the Corporation shall at any time or from time to time prior to conversion of shares of Series A Preferred Stock, issue or sell any shares of Common Stock or Common Stock Equivalents at a price per share of Common Stock (the “New Issue Price”) that is less than the Conversion Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (A) issuances or sales for which an adjustment is made pursuant to another clause of this Section 7(d) and (B) issuances in connection with an Excluded Transaction, then, and in each such case, the Conversion Price then in effect shall be reduced to the price determined by multiplying the Conversion Price in effect on the day immediately prior to the Relevant Date by a fraction (i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date immediately prior to the issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock without giving effect to any adjustment in the number of shares so issuable by reason of such issue or sale) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price on the Relevant Date (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price on the Relevant Date) and (ii) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Relevant Date immediately prior to the issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series A Preferred Stock without giving effect to any adjustment in the number of shares so issuable by reason of such issue or sale) plus the number of additional shares of Common Stock issued or to be issued (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

(2)                                  Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Corporation, as such, to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(d)(ii) shall only be made upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

(3)                                  In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith, as determined mutually by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.

(4)                                  If any Common Stock Equivalents (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 7(c)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated, (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable therefor and (C) treat any of such Common Stock Equivalents which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time.

(iii)                               Certain Distributions.  In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(d) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series A Preferred Stock into Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

(iv)                              Other Changes.  In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(d)(i), (ii) or (iii) above or Section 7(g) below (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(v)                                 No Adjustment.  Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) need be made to the Conversion Price if the Corporation receives written notice from ninety percent (90%) of the outstanding shares of Series A Preferred Stock that no such adjustment is required, provided that all other holders of Series A Preferred Stock are given prompt notice thereof.

(e)                                  Abandonment.  If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price shall be required by reason of the taking of such record.

(f)                                    Certificate as to Adjustments.  Upon any adjustment in the Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(g)                                 Reorganization, Reclassification.  In case of any Sale Transaction (other than a Sale Transaction (x) which constitutes a Change of Control Merger, (y) in which the consideration to be paid to the holders of Series A Preferred Stock is cash or (z) described in clause (b) of the definition thereof) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Corporation shall execute and deliver to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series A Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series A Preferred Stock, a security identical to (and not less favorable than) the Series A Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.  Any certificate delivered pursuant to this Section 7(g) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7.  The provisions of this Section 7(g) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(h)                                 Notices.  In case at any time or from time to time:

(i)                                     the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

(ii)                                  the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants;

(iii)                               there shall be any Transaction; or

(iv)                              there shall occur the Qualified Initial Public Offering or a Sale Transaction;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction, Qualified Initial Public Offering or Sale Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction, Qualified Initial Public Offering or Sale Transaction.  Notwithstanding the foregoing, in the case of any event to which Section 7(g) above is applicable, the Corporation shall also deliver the certificate described in Section 7(g) above to each holder of shares of Series A Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

(i)                                     Reservation of Common Stock.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock; provided that (x) the holders of shares of Series A Preferred Stock vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders cause any directors elected by them pursuant to Section 6(c) above to vote in favor of any such action that requires a vote of the Board of Directors.

(j)                                     No Conversion Tax or Charge.  The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

8.                                       Certain Remedies.  Any registered holder of shares of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Incorporation and to enforce specifically the terms and provisions of this Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

9.                                       Business Day.  If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10.                                 No Impairment.  Neither the Corporation, nor any of its Subsidiaries, shall by amendment of the terms of this Certificate of Incorporation or the Bylaws of the Corporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights, powers, preferences and privileges of the holders of the Series A Preferred Stock against impairment.

11.                                 Definitions.  As used in this Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Accreted Value” means, as of any date, with respect to each share of Series A Preferred Stock, $100.00 (subject to adjustment for the events described in Section 7(d)(i)(w), Section 7(d)(i)(x) or Section 7(d)(i)(y) if such events occur with respect to the shares of Series A Preferred Stock) plus the amount of dividends which have accrued, compounded and been added thereto to such date pursuant to Section 3(a) hereof and not been paid.

“Acquisition” means the acquisition by the Corporation or any of its Subsidiaries of (x) securities of another Person which constitute a majority of the voting power of such Person or (y) of all or substantially all of the assets of another Person.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  In addition, the following shall be deemed to be Affiliates of GAP Coinvestment, GAP LP and GmbH Coinvestment:  (a) GAP LLC, the members of GAP LLC, GmbH Management, the shareholders of GmbH Management, the limited partners of each of GAP Coinvestment, GAP LP and GmbH Coinvestment, and the members of GapStar; (b) any Affiliate of GAP LLC, the members of GAP LLC, the limited partners of GAP Coinvestment or GmbH Coinvestment or the members of GapStar; and (c) any limited liability company or partnership a majority of whose members or partners, as the case may be, are members or former members of GAP LLC or consultants or key employees of General Atlantic Service Corporation, a Delaware corporation and an Affiliate of GAP LLC.  In addition, GAP LP, GAP Coinvestment, GapStar and GmbH Coinvestment shall be deemed to be Affiliates of one another.  In addition, the members and general or limited partners of each Cerberus Stockholder that is controlled by Stephen A. Feinberg shall be deemed to be Affiliates of such Cerberus Stockholders.

“Applicable Minimum Threshold” means such amount as is necessary (assuming for these purposes that the General Atlantic Stockholders hold all shares of Series A Preferred Stock issued to them on the Original Issue Date) for the General Atlantic Stockholders to receive aggregate net proceeds equal to (i) if the event described in Section 6(d)(iv) occurs within twelve (12) months  of the Original Issue Date, $112.5 million; or (ii) if such event occurs after the date that is twelve (12) months from the Original Issue Date but prior to the date that is thirty-six (36) months from the Original Issue Date, the greater of (x) $112.5 million and (y) $75 million plus an additional amount representing a 30% annualized rate of return from the Original Issue Date through the end of the month immediately preceding the occurrence of the event described in Section 6(d)(iv).

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

“Cerberus Stockholders” has the meaning ascribed to it in Section 6(b)(ii) hereof.

“Change of Control Merger” means any merger, consolidation or other business combination of the Corporation or any of its Subsidiaries, in a single transaction or series of related transactions, immediately after which the shares of Series A Preferred Stock and Common Stock held by the Cerberus Stockholders and the General Atlantic Stockholders do not, in the aggregate, represent a majority of the voting power of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock preferred stock or any other capital stock of the Corporation, including, without limitation, the Series A Preferred Stock, and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Compounding Date” shall have the meaning ascribed to it in Section 3(a) hereof.

“Conversion Price” shall have the meaning ascribed to it in Section 7(a) hereof.

“Corporation” shall have the meaning ascribed to it in Article I of this Certificate of Incorporation.

“Current Market Price” per share of Capital Stock of any Person means, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c) of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

“Directors’ Resolution” shall have the meaning ascribed to it in Section 1 hereof.

“DGCL” shall have the meaning ascribed to it in the recitals hereof.

“Drag-Along Sale” shall have the meaning ascribed to it in the Stockholders Agreement.

“EBITDA” means, at any time of measurement, with respect to any Person for the twelve months ending on the last day of the last fiscal quarter for which such information is available, such Person’s consolidated operating income plus depreciation and amortization (to the extent deducted in calculating operating income) of such Person, in each case determined in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Transaction” means (a) any issuance of options to purchase shares of Common Stock (and the Common Stock issued upon the exercise of such options) or restricted stock which may be issued pursuant to the Stock Option Plan or any other broad-based employee incentive plan adopted or arrangement approved in accordance with the terms hereof, (b) any issuance of Common Stock upon exercise, conversion or exchange of (i) any Series A Preferred Stock or (ii) any Common Stock Equivalent issued subject to the consent rights of the General Atlantic Stockholders set forth in Section 6(d) hereof and the terms of the Stockholders Agreement, (c) any issuance of Common Stock upon any subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (d) any issuance of Common Stock in consideration of any transaction approved by the Board of Directors in accordance with Section 6(d) hereof and the terms of the Stockholders Agreement, or (e) the issuance of Common Stock in connection with any Qualified Initial Public Offering.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GAP Coinvestment” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GAP LLC” means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP, and any successor to such entity.

“GAP LP” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GapStar” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“General Atlantic Stockholders” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GmbH Coinvestment” shall have the meaning ascribed to it in Section 6(b)(i) hereof.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive,

legislative, judicial, regulatory or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Incurrence” shall have the meaning ascribed to it in Section 6(d)(x) hereof.

“Indebtedness” means, with respect to any Person, (a) any obligation of such Person (i) for borrowed money, (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of  business or (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (b) any guarantee (or keepwell agreement) by such Person of any indebtedness of others described in the preceding clause (a); and (c) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act, and in which the underwriting is lead managed by an internationally recognized investment banking firm and the shares of Common Stock are listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange.

“Issue Date” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Junior Stock” shall have the meaning ascribed to it in Section 2 hereof.

“Liquidation” means the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

“Liquidation Payment” shall have the meaning ascribed to it in Section 4(a) hereof.

“Market Price” means, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined mutually by the Board of Directors and the holders of a majority of the shares of Series A Preferred Stock or, if the Board of Directors and  the holders of a majority of the shares of Series A Preferred Stock shall fail to agree, at the Corporation’s expense by an appraiser chosen by the Board of Directors and reasonably acceptable to the holders of a majority of the shares of Series A Preferred Stock.  Any determination of the Market Price by an appraiser shall be based on a valuation of the Corporation as an entirety without regard to any discount for minority interests or disparate voting rights among classes of Capital Stock.

“New Issue Price” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Original Issue Date” means the original issue date of shares of Series A Preferred Stock.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind and shall include any successor (by merger or otherwise) of such entity.

“Preferred Stock” has the meaning ascribed to it in Article IV Section 1 hereof.

“Qualified Initial Public Offering” means an Initial Public Offering resulting in net proceeds (after underwriting discounts and commissions) to the Corporation of at least $50 million.

“Relevant Date” shall have the meaning ascribed to it in Section 7(d)(ii) hereof.

“Reserved Consent Rights” has the meaning ascribed to it in Section 1 hereof.

“Sale Payment” has the meaning ascribed to it in Section 4(b) hereof.

“Sale Transaction” means (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) the consummation of a tender offer or other business combination transaction where, in each case, any equity securities of the Corporation that existed immediately prior to the consummation of such transaction are converted into or exchanged for the right to receive cash, securities or other property or

(b) the voluntary sale, conveyance, exchange or transfer to another Person, in a single transaction or a series of transactions, of all or substantially all of the assets of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1 hereof.

“Stock Option Plan” means the SSA Global Technologies, Inc. 2003 Equity Incentive Plan, as it may be amended from time to time.

“Stockholders Agreement” means that certain Stockholders Agreement dated as of April 2, 2003 by and among the Corporation and the stockholders named therein, as amended from time to time.

“Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.  Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Certificate of Incorporation shall refer to a Subsidiary or Subsidiaries of the Corporation.

“Transaction” shall have the meaning ascribed to it in Section 7(g) hereof.

ARTICLE FIVE

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.

ARTICLE SIX

Except as provided in Article IV, Section 6, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.

ARTICLE SEVEN

The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify each person who is or was a director or officer of the Corporation.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

ARTICLE EIGHT

The election of directors of the Corporation need not be by written ballot, unless the Bylaws of the Corporation otherwise provide.

ARTICLE NINE

1.                                       Special Meetings of Stockholders.  Until such date that the Cerberus Stockholders and the General Atlantic Stockholders cease to own, in the aggregate, at least 50% of the outstanding shares of Common Stock (the “Trigger Date”), special meetings of the stockholders shall be called upon the request of (i) a majority of the Board of Directors or (ii) the holders of shares entitled to cast not less than 20% of the votes at such meeting.  Effective on and after the Trigger Date, special meetings of the stockholders shall be called only upon the request of a majority of the Board of Directors. Special meetings of the stockholders may be held at such time and place as may be stated in the notice of meeting.

2.                                       Advance Notice Requirements.  Prior to the Trigger Date, nominations and stockholder proposals by the Cerberus Stockholders and the General Atlantic Stockholders shall not be subject to the advance notice procedures of the Bylaws of the Corporation.

ARTICLE TEN

Until the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted.  Effective on and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE ELEVEN

1.                                       Cerberus Stockholders and General Atlantic Stockholders.  In anticipation that the Cerberus Stockholders or the General Atlantic Stockholders will remain, directly or indirectly, stockholders of the Corporation, and in anticipation that the Corporation and the Cerberus Stockholders or the General Atlantic Stockholders may engage, directly or indirectly, in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Cerberus Stockholders and the General Atlantic Stockholders (including potential service of officers, directors, members, stockholders, partners or employees of the Cerberus Stockholders and the General Atlantic Stockholders as directors of the Corporation), the provisions of this Article XI are set forth to regulate, define and guide, to the fullest extent permitted by the DGCL, the conduct of certain affairs of the Corporation as they may involve the Cerberus Stockholders, the General Atlantic Stockholders and their respective officers, directors, members, partners and employees and the powers, rights and duties of the Corporation, the Cerberus Stockholders and the General Atlantic Stockholders and their respective officers, directors, employees, members, stockholders and partners in connection therewith. The following provisions shall be applicable to the maximum extent permitted by the DGCL.

2.                                       Competition and Corporate Opportunities.  None of the Cerberus Stockholders, the General Atlantic Stockholders or any director, officer, member, partner, stockholder or employee of any Cerberus Stockholder or General Atlantic Stockholder (each a “Specified Party”), independently or with others, shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation and that might be in direct or indirect competition with the Corporation.  In the event that any Cerberus Stockholder, General Atlantic Stockholder or Specified Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any Cerberus Stockholder, General Atlantic Stockholder or Specified Party, as applicable, and the Corporation, none of the Cerberus Stockholders, General Atlantic Stockholders or Specified Parties shall have any duty to communicate or offer such corporate opportunity to the Corporation, and any Cerberus Stockholder, General Atlantic Stockholder and Specified Party shall be entitled to pursue or acquire such corporate opportunity for itself or to direct such corporate opportunity to another person or entity and the Corporation shall have no right in or to such corporate opportunity or to any income or proceeds derived therefrom.

3.                                       Allocation of Corporate Opportunities.

(a)                                  To the maximum extent permitted by the DGCL, in the event that a director, officer or employee of the Corporation who is also a Cerberus Stockholder, General Atlantic Stockholder or Specified Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity or otherwise is then exploiting any corporate opportunity, subject to Section 3(b) of this Article XI, the Corporation shall have no interest in such corporate opportunity and no expectancy that any corporate opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Specified Party (i) shall have no duty to communicate or present such corporate opportunity to the Corporation, (ii) shall have the right to hold any such corporate opportunity for its own account or to recommend, sell, assign or transfer such corporate opportunity to Persons other than the Corporation and (iii) shall not breach any fiduciary duty to the Corporation by reason of the fact that such Specified Party pursues or acquires any such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

(b)                                 Notwithstanding the provisions of Sections 2 and 3(a) of this Article XI, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any Cerberus Stockholder, General Atlantic Stockholder or Specified Party, if such opportunity is expressly offered to such Cerberus Stockholder, General Atlantic Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as a director, officer or employee of the Corporation.

(c)                                  No amendment or repeal of this Section 3 of this Article XI shall apply to or have any effect on the liability or alleged liability of any Cerberus Stockholder, General Atlantic Stockholder or Specified Party for or with respect to any corporate opportunity of which such Cerberus Stockholder, General Atlantic Stockholder or Specified Party becomes aware prior to such amendment or repeal.

4.                                       Certain Matters Deemed Not Corporate Opportunities.

(a)                                  In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to belong to the Corporation, and the Corporation hereby renounces any interest therein, if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(b)                                 For purposes of this Article XI only, the term “Corporation” shall mean the Corporation and all of its Subsidiaries.

5.                                       Expiration of Certain Provisions.  Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of this Article XI shall expire as to the Cerberus Stockholders on (with respect to any corporate opportunity arising on or after) the date that both (i) the Cerberus Stockholders cease to own at least 5% of the outstanding shares of Common Stock and (ii) no Specified Party of the Cerberus Stockholders is a director, officer or employee of the Corporation.  Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of this Article XI shall expire as to the General Atlantic Stockholders on (with respect to any corporate opportunity arising on or after) the date that both (i) the General Atlantic Stockholders cease to own at least 5% of the outstanding shares of Common Stock and (ii) no Specified Party of the General Atlantic Stockholders is a director, officer or employee of the Corporation.  Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions of this Article XI shall expire as to any Specified Party on the date that such person ceases to be a director, officer or employee of the Corporation.  Neither the alteration, amendment, change or repeal of any provision of this Article XI nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article XI shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

6.                                       Deemed Notice.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE TWELVE

Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware and without further action on the part of the Corporation or the holders of its stock, each one share of Common Stock of the Corporation outstanding immediately prior thereto shall be changed and converted into 14.5 fully paid and non assessable shares of Common Stock of the Corporation and, at such time, each holder of record of Common Stock shall, without further action, be and become the holder of 14.5 shares of Common Stock for each one share of Common Stock held of record immediately prior thereto.  No fractional shares shall be issued as a result of such stock split and, in lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Incorporation on behalf of the Corporation and have attested to such execution and do verify and affirm, under penalty of perjury, that this Restated Certificate of Incorporation is the act and deed of the Corporation and the facts stated herein are true as of this  4  day of  April, 2005.

SSA GLOBAL TECHNOLOGIES, INC.

By:	/s/ Kirk Isaacson
Name: Kirk Isaacson
Title: Executive Vice President, General Counsel and Secretary